Designated Filer:	Etzioni Partners, LLC
Issuer & Ticker Symbol:	Bridge Bancorp, Inc. [BDGE]
Date of Event Requiring Statement:	December 8, 2020

Explanation of Responses:
1.
The reported price in Column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $24.77 to $24.30 per share. The holder undertakes to provide to the issuer, any security holder of the issuer or to the staff of the Securities and Exchange Commission, upon written request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

2.
The reported price in Column 4 is a weighted average price. These shares were sold in multiple transactions at a range of prices per share. The holder undertakes to provide to the issuer, any security holder of the issuer or to the staff of the Securities and Exchange Commission, upon written request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.